MID PENN BANCORP, INC.
EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-248442, 333-218592, 333-197024 and 333-272207) on Form S-8 and the Registration Statement (Nos. 333-128958 and 333-274177) on Form S-3 of Mid Penn Bancorp, Inc. of our reports dated March 28, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Mid Penn Bancorp, Inc., appearing in the Annual Report on Form 10-K of Mid Penn Bancorp, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Philadelphia, Pennsylvania
March 28, 2024